ADVISORONE FUNDS

RULE 18f-3 PLAN FOR MULTIPLE CLASSES OF SHARES

WHEREAS, AdvisorOne Funds (the "Trust") is a Delaware business trust, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with the U.S. Securities and Exchange Commission (the "SEC") as an open-end management investment company;

WHEREAS, pursuant to the terms of the Trust's Declaration of Trust, as well as the 1940 Act and the rules and regulations thereunder, the Board of Trustees of the Trust (the "Board") has authority to approve and authorize the issuance of, and has approved and authorized the issuance of each class of shares of beneficial interest (“Shares”) of each series of the Trust (individually a “Fund” and collectively the “Funds”) and each class of Shares (individually a “Class” and collectively the “Classes”) described in Appendix A and further described with regard to specific series of the Trust in Appendix B, as may be amended.

WHEREAS, the Trust wishes to adopt this Plan for Multiple Classes of Shares (the "Multi-Class Plan"), which is a plan as contemplated by Rule 18f-3 of the 1940 Act and this Multi-Class Plan shall replace any existing multi-class plan of the Trust; and

WHEREAS, at a meeting held on July 15, 2021, the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in section 2(a)(19) of the 1940 Act) (the "Independent Trustees"), approved and adopted this Multi-Class Plan and determined that this Multi-Class Plan is in the best interest of the holders of each Class of Shares of each Fund and of the Trust as a whole;

NOW THEREFORE, this Multi-Class Plan, as appended, and as may be amended from time to time, shall remain in effect until such time as the Board terminates this Multi-Class Plan.

IN WITNESS WHEREOF, the Trust has executed this amended Multi-Class Plan as of July 15, 2021.

ADVISORONE FUNDS

By: ________/s/___________

Ryan Beach

President

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APPENDIX A:

RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1.        FUNDS AND CLASSES AS OF JULY 15, 2021

FUND	CLASS
CLS Global Diversified Equity Fund	N T
CLS Growth and Income Fund	N T
CLS Global Aggressive Equity Fund	N T
CLS Flexible Income Fund	N T
CLS Shelter Fund	N T

2.        ALLOCATION OF CLASS EXPENSES

Class N and Class T of a Fund, if applicable, represent an interest in the same portfolio of securities of the Trust. Each Class of Shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

(a)       expenses related to the distribution of a Class of Shares or to the services provided to shareholders of a Class of Shares shall be borne solely by such Class;

(b)       each Class will bear different “Class Expenses” (as defined below);

(c)       each Class will have exclusive voting rights with respect to matters that exclusively affect such Class and separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

(d)       each Class will bear a different name or designation.

The Board, acting in its sole discretion, has determined that the following expenses attributable to the Shares of a particular Class ("Class Expenses") will be borne solely by the Class to which they are attributable:

(1)       asset-based distribution, account maintenance and shareholder service fees, and

(2)       extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular Class.

In addition, extraordinary non-recurring expenses attributable to more than one Class shall be borne by such Classes. Investment advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets shall not be allocated on a Class-specific basis.

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3.        ALLOCATION OF FUND INCOME AND EXPENSES

Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific Class pursuant to Section 2 above, shall be allocated to each Class of a Fund on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

4.        EXPENSE WAIVERS OR REIMBURSEMENTS

All expense waivers or reimbursements will be in compliance with Rule 18f-3 issued under the 1940 Act.

5.         AMENDMENTS

This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Trustees who are not interested persons of the Trust, based on its finding that the amendment is in the best interest of each Class individually and the Trust as a whole.

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APPENDIX B:

ADVISORONE FUNDS

RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1.         CLASS DISTRIBUTION AND SHAREHOLDER SERVICES FEES

Class N Shares of the CLS Global Diversified Equity Fund, CLS Growth and Income Fund, CLS Global Aggressive Equity Fund, CLS Flexible Income Fund, and CLS Shelter Fund are offered at their net asset value per share without any initial or contingent deferred sales charge and are not subject to any asset-based distribution or shareholder service fee.

Class T Shares of the CLS Global Diversified Equity Fund, CLS Growth and Income Fund, CLS Global Aggressive Equity Fund, CLS Flexible Income Fund, and CLS Shelter Fund are offered at their net asset value per share without any initial or contingent deferred sales charge and are also subject to a maximum annual shareholder service fee of 0.10% of the average daily net assets of the Fund.

2.        EXCHANGES

Shares of a Fund may be exchanged without payment of any exchange fee for Shares of another Fund of the same Class at their respective net asset values, provided the Fund minimums are met. With respect to any new account established by exchange, the exchanged Shares must have a minimum value of $2,500.

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